UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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CARROLS RESTAURANT GROUP, INC.

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CARROLS RESTAURANT GROUP, INC.
968 James Street
Syracuse, NY 13203
________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held June 12, 2014
________________________________________________
To the Stockholders of
Carrols Restaurant Group, Inc.:
You are invited to attend the annual meeting of stockholders, which we refer to as the "meeting", of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, which we refer to as “we”, “us”, “our, ” the “Company” and “Carrols Restaurant Group”, at the Crowne Plaza Hotel Syracuse, 701 East Genesee Street, Syracuse, New York 13210 on Thursday, June 12, 2014, at 9:00 A.M. (EDT), for the following purposes:

(1)	To elect two directors of the Company as Class II directors to serve for a term of three years and until a successor has been duly elected and qualified;

(2)	To adopt, on an advisory basis, a resolution approving the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement under “Executive Compensation”;
(3) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2014 fiscal year; and

(4)	To consider and act upon such other matters as may properly come before the meeting.
Only stockholders of record at the close of business on April 17, 2014, which we refer to as the "record date", are entitled to receive notice of, and to vote at, the meeting, and at any adjournment or adjournments thereof. A list of our stockholders as of the close of business on April 17, 2014 will be available for inspection during business hours for ten days prior to the meeting at our principal executive offices located at 968 James Street, Syracuse, New York 13203.
If you are a stockholder of record, the inspector of election will have your name on a list and you will be able to gain entry to the meeting upon presentation of some form of government-issued photo identification such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification referred to above. If you do not comply with the procedures outlined above, you will not be admitted to the meeting.
We are taking advantage of the Securities and Exchange Commission rule that allows us to deliver our proxy materials (which include the proxy statement included with this notice, our 2013 annual report and form of proxy card) to stockholders via the Internet. As a result, our stockholders will receive a mailing containing only a notice of the meeting instead of paper copies of our proxy materials.
Your vote is important. Whether or not you plan to attend the meeting, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy by telephone or through the Internet. If you attend the meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card or voted by telephone or the Internet.

By order of the Board of Directors,

WILLIAM E. MYERS,
Vice President, General Counsel and Secretary

Syracuse, New York
May 2, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders is available at www.proxyvote.com.

CARROLS RESTAURANT GROUP, INC.
968 James Street
Syracuse, NY 13203
____________________________________________
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
June 12, 2014
________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors, also referred to as the "board of directors" or the "board", of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, to be used at the annual meeting of stockholders, which we refer to as the "meeting", of the Company which will be held at Crowne Plaza Hotel Syracuse, 701 East Genesee Street, Syracuse, New York 13210 on Thursday, June 12, 2014, at 9:00 A.M. (EDT), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on April 17, 2014, which we refer to as the “record date”, will be entitled to vote at the meeting.
All references in this Proxy Statement to “Carrols Restaurant Group,” the “Company”, “we”, “us” and “our” refer to Carrols Restaurant Group, Inc.
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, which we refer to as the “SEC”, we have elected to provide access to our proxy materials (which include this proxy statement, our 2013 annual report and form of proxy) via the Internet. A Notice of Internet Availability of Proxy Materials, which we refer to as the “notice" will be mailed to our stockholders of record and beneficial owners (stockholders who own their stock through a nominee such as a bank or broker). The document will instruct stockholders on how to access the proxy materials on a secure website referred to in the notice or how to request printed copies.
In addition, by following the instructions in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Your vote is important. Your shares can be voted at the meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may complete your proxy and authorize your vote by proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also complete your proxy and authorize your vote by mail by following the instructions on the proxy card. Completing your proxy and authorizing your vote by proxy over the Internet, by telephone or by written proxy card will ensure your representation at the meeting regardless of whether you attend in person.
We encourage you to complete your proxy and authorize your vote by proxy electronically by going to the website www.proxyvote.com and entering your 12-digit control number located on your proxy card to create an electronic voting instruction form or complete your proxy and authorize your vote by calling the toll-free number (for residents of the United States and Canada) listed on your notice and proxy card. Please have your notice or proxy card in hand when going online or calling. If you complete your proxy and authorize your vote by proxy electronically over the Internet, you do not need to return your proxy card. If you choose to complete your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.
If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at the address listed above.
Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by our board of directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election of the two named director nominees as a Class II directors, (ii) FOR, on an advisory basis, the approval of the non-binding resolution on the compensation of the Company's Named Executive Officers as described in the Proxy Statement under "Executive Compensation", and (iii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2014 fiscal year.
Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the board of directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the board of directors, (ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve, on an advisory basis, the non-binding resolution on the compensation of the Company's Named Executive Officers as described in the Proxy Statement under "Executive Compensation"; (iii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year and (iv) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve any other business which may properly come before the meeting. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than for the election of directors. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast or present at the meeting and entitled to vote on any of the proposals and therefore will have no effect on the outcome of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
Our outstanding Series A Convertible Preferred Stock, which we refer to as the “Series A Preferred Stock”, votes with our common stock on an as-converted basis. As of the record date, we had 100 shares of Series A Preferred Stock outstanding and all 100 outstanding shares of Series A Preferred Stock are owned by Burger King Corporation, which we refer to as “BKC”. BKC will be entitled to vote a total of 9,414,580 shares of common stock issuable upon the conversion of the Series A Preferred Stock on all matters properly brought before the meeting. The shares of common stock issuable upon the conversion of the Series A Preferred Stock are included in the determination of the number of shares present at the meeting for quorum purposes.

On March 26, 2012, we and Carrols LLC, our indirect wholly-owned subsidiary, which we refer to as "Carrols LLC", entered into an asset purchase agreement, as amended on May 30, 2012, with BKC pursuant to which we, through Carrols LLC, agreed to purchase 278 of BKC’s company-owned restaurants, which we refer to as the "acquired BKC restaurants", located in Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia, which we refer to as the "2012 acquisition". As part of the consideration paid to BKC in the 2012 acquisition, on May 30, 2012, we issued 100 shares of our Series A Preferred Stock to BKC. The 2012 acquisition was consummated on May 30, 2012.

On May 7, 2012, which we refer to as the "distribution date", we completed the spin-off of Fiesta Restaurant Group, Inc., our former indirect wholly-owned subsidiary, which we refer to as "Fiesta Restaurant Group", from Carrols Restaurant Group in the form of a pro rata dividend of all of the issued and outstanding common stock of Fiesta Restaurant Group to our stockholders whereby each stockholder of our common stock of record on April 26, 2012, which we refer to as the "spin-off record date", received one share of Fiesta Restaurant Group common stock for every one share of our common stock held, which we refer to as the "spin-off". As a result of the spin-off, Fiesta Restaurant Group is now an independent public company whose common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.” Carrols Restaurant Group’s common stock continues to trade on The NASDAQ Global Market under the symbol “TAST.”
Our principal executive offices are located at 968 James Street, Syracuse, New York 13203. The approximate date on which the Notice was first sent or given to stockholders was on or about May 2, 2014.

VOTING SECURITIES
We had outstanding 23,710,713 shares of our common stock, par value $.01 per share and 100 shares of Series A Preferred Stock, par value $0.01 per share, at the close of business on April 17, 2014. Each share of common stock is entitled to one vote on each matter as may properly be brought before the meeting. As of the record date, each share of Series A Preferred Stock is convertible into 94,145.8 fully paid and nonassessable shares of common stock (or an aggregate of 9,414,580 shares of our common stock). The Series A Preferred Stock votes with our common stock on an as-converted basis. As of the date hereof, all 100 outstanding shares of Series A Preferred Stock are owned by BKC. BKC will be entitled to vote a total of 9,414,580 shares of common stock issuable upon the conversion of the Series A Preferred Stock on all matters properly brought before the meeting. All of such shares of common stock issuable upon conversion of the Series A Preferred Stock are included in the determination of the number of shares present at the meeting for quorum purposes. Only stockholders of record at the close of business on April 17, 2014 will be entitled to vote.

PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms, except for our two Class A directors as described below. The terms of office of our Class I, Class II and Class III directors are:

•	Class I director, whose term will expire at the Annual Meeting of Stockholders to be held in 2016 and when his successor is duly elected and qualifies;

•	Class II directors, whose term will expire at the meeting and when their successors are duly elected and qualify; and

•	Class III directors whose term will expire at the Annual Meeting of Stockholders to be held in 2015 and when their successors are duly elected and qualify.

Our Class I director is Daniel T. Accordino; our Class II directors are Joel M. Handel and Clayton E. Wilhite; and our Class III directors are David S. Harris and Manuel A. Garcia III. Additionally, in connection with the issuance of Series A Preferred Stock to BKC, since the closing of the 2012 acquisition, Daniel Schwartz, Chief Executive Officer of Burger King Worldwide, Inc. has served as one of our two Class A directors and since October 2013, Alexandre Macedo, BKC's President of North America, has served as the second of our two Class A directors. As further described under "Certain Relationships and Related Transactions—The Acquisition—Series A Convertible Preferred Stock", the terms of the Series A Preferred Stock issued to BKC in connection with the 2012 acquisition provide that BKC is entitled to elect two Class A directors subject to certain conditions. Each Class A director, in his capacity as a member of our board of directors, is afforded the same rights and privileges as the other members of our board of directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses.
Two directors will be elected at the meeting as the Class II directors of the Company for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2017 and until their successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of common stock present (including the shares of Series A Preferred Stock on an as-converted basis) in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, our board of directors knows of no reason why the nominees would be unable to serve. There are no arrangements or understandings between any nominees and any other person pursuant to which such person was selected as a nominee.
Our Corporate Governance and Nominating Committee has reviewed the qualifications of each of the nominees for director and has recommended the nominees for election to the board of directors.
Director Nominees' Principal Occupations, Business Experience, Qualifications and Directorships

Name of Nominee	Principal Occupation	Age	Year Became a Director
Clayton E. Wilhite	Senior Partner of CFI Group Worldwide, LLC	68	1997
Joel M. Handel	Partner in the law firm Schnader Harrison Segal & Lewis, LLP	78	2006
Clayton E. Wilhite has served as our non-executive Chairman of the board of directors since January 2012 and as a director since July 1997. Since January 1998, Mr. Wilhite has been with CFI Group Worldwide LLC, and was Managing Partner of its North American Group from May 1998 to December 2004 and Managing Partner of CFI Worldwide LLC from January 2005, until his retirement on December 31, 2007. Mr. Wilhite continues to be a Senior Partner and shareholder of CFI Group Worldwide LLC. From September 1998 through December 2008, Mr. Wilhite served on the board of directors of CFI Group Worldwide LLC, an international management consulting firm specializing in measuring customer satisfaction. Between 1996 and 1998, he was the Chairman of Thurloe Holdings, L.L.C. From August 1996 through our acquisition of Pollo Tropical, Inc., Mr. Wilhite served on the board of directors of Pollo Tropical, Inc. Before 1996, Mr. Wilhite was with the advertising firm of D’Arcy Masius Benton & Bowles, Inc. having served as its Vice Chairman from 1995 to 1996, as President of DMB&B/North America from 1988 to 1995, and as Chairman and Managing Director of DMB&B/St. Louis from 1985 to 1988.
Mr. Wilhite brings valuable leadership, and strategic skills from 20 years as a CEO or COO in the management consulting, consumer marketing and advertising agency businesses. In addition, having served as the non-executive Chairman of our board of directors since January 2012, on our board of directors since 1997 and on the Pollo Tropical board prior to its acquisition by us, he brings consumer based insights to our strategic planning process.
Joel M. Handel has served as a director since 2006. Since October 2013, Mr. Handel has been a partner in the law firm Schnader Harrison Segal and Lewis, LLP. From November 2008 until joining Schnader Harrison Segal & Lewis, LLP, Mr. Handel was a partner in the law firm Seyfarth Shaw LLP. From 2001 until joining Seyfarth Shaw, Mr. Handel was a partner in the law firm of Brown Raysman

Millstein Felder & Steiner LLP which merged with and became a part of Thelen Reid Brown Raysman & Steiner on December 1, 2006. From 1976 to 2001 he was managing partner of the law firm of Baer Marks & Upham LLP.
Mr. Handel has over 30 years' experience as a partner in several major law firms and has a formal background and training in accounting and tax law. He has represented numerous public corporations and has been involved with numerous mergers and acquisitions and other corporate transactions and has significant expertise related to the business, financial, and legal issues facing public companies.
The board of directors unanimously recommends a vote FOR the election of the named Class II nominees to our board of directors, Clayton E. Wilhite and Joel M. Handel. Proxies received in response to this solicitation will be voted FOR the election of the named Class II nominees to our board of directors unless otherwise specified in the proxy.

Principal Occupation, Business Experience, Qualifications and Directorships of Other Members of the Board of Directors
The following table sets forth information with respect to each of the other members of the board of directors whose term extends beyond the meeting, including the Class of such director and the year in which each such director’s term would expire.

Name	Age	Year Became a Director	Year Term Expires and Class
Daniel T. Accordino	63	1993	2016 Class I
David S. Harris	54	2012	2015 Class III
Manuel A. Garcia III	70	2013	2015 Class III
Daniel Schwartz	33	2012	2014 Class A
Alexandre Macedo	36	2013	2014 Class A
Daniel T. Accordino has been Chief Executive Officer of Carrols Restaurant Group since January 1, 2012. Mr. Accordino has been President and a director of Carrols Restaurant Group since February 1993 and was Chief Operating Officer of Carrols Restaurant Group from February 1993 to December 2011. Before that, Mr. Accordino served as Executive Vice President - Operations from December 1986 and as Senior Vice President of Carrols Corporation, our wholly owned subsidiary, which we refer to as "Carrols", from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.
Mr. Accordino’s experience as our Chief Executive Officer since January 1, 2012, as a director and President since 1993, past experience as our Chief Operating Officer from 1993 to 2011 and as an employee of the Company in various capacities since 1972 gives him outstanding skills and insight into our challenges as well as extensive knowledge of the restaurant industry. Mr. Accordino brings to the board significant leadership, management, operational, financial and brand management experience.
David S. Harris has served as a director since May 7, 2012. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC. From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Mr. Harris is a director of Rex American Resources Corporation, a retailer of consumer electronics and appliances, and Steiner Leisure Limited, a worldwide provider in the fields of beauty, wellness and education. Mr. Harris serves on the Audit Committee and the Compensation Committee of Steiner Leisure Limited and is the Chairman of the Compensation Committee of Steiner Leisure Limited. Mr. Harris serves on the Audit Committee, Compensation Committee and Nomination/Corporate Governance Committee of Rex American Resources Corporation and is the Chairman of the Audit Committee of Rex American Resources Corporation.
Mr. Harris brings significant experience with the strategic, financial and operational issues of retail companies in connection with his service on the boards of a number of public and private companies.
Manuel A. Garcia has served as a director since November 15, 2013. Mr. Garcia has served as Chairman of the Board of Directors of Chef Creations, Inc. a privately owned supplier and manufacturer of ready-to-eat custom food products since 1998 and has served as a director since 1998. Mr. Garcia has served as President and Chief Executive Officer of Atlantic Coast Management, Inc., a privately owned operator of various restaurants in the Orlando, Florida area, since 1996. Mr. Garcia previously served on the Board of Directors of BKC from 2003 until October 2010. From 1969 until 2000 Mr. Garcia operated Burger King® restaurants as a franchisee eventually owning and operating a total of 67 Burger King® restaurants.
Mr. Garcia brings significant experience with the strategic, financial and operational issues of restaurant companies and Burger King® restaurant operations in connection with his service on the board of Burger King Corporation, his ownership and operation of Burger King® restaurants, and his service on boards of a number of public and private restaurant companies.

Daniel Schwartz has served as a Class A director since the closing of the 2012 acquisition on May 30, 2012. Mr. Schwartz has served as the Chief Executive Officer of Burger King Worldwide, Inc. and BKC since June 2013. Mr. Schwartz served as Chief Operating Officer of Burger King Worldwide, Inc. from April 2013 until June 2013. Mr. Schwartz joined BKC in October 2010 as Executive Vice President, Deputy Chief Finance Officer and was appointed Executive Vice President and Chief Financial Officer in December 2010, effective January 1, 2011. Since January 2008, Mr. Schwartz has been a partner with 3G Capital, where he was responsible for managing 3G Capital’s private equity business prior to joining BKC. He joined 3G Capital in January 2005 as an analyst and worked with the firm’s public and private equity investments until November 2010. From March 2003 until January 2005, Mr. Schwartz worked for Altair Capital Management, a hedge fund located in Stamford, Connecticut and served as an analyst in the mergers and acquisitions group at Credit Suisse First Boston from June 2001 to March 2003.
Mr. Schwartz brings significant experience with the strategic, financial and operational issues of restaurant companies in connection with his employment as an executive officer of Burger King Worldwide, Inc. and BKC.
Alexandre Macedo has served as a Class A director since October 25, 2013 in connection with the issuance of the Series A Preferred Stock to BKC. Mr. Macedo was appointed President of North America of Burger King Worldwide, Inc. in April 2013. Mr. Macedo joined BKC in 2011 as Senior Vice President Marketing, North America, and later was General Manager of the North America Franchise Business. Prior to joining BKC, Mr. Macedo was a founder and partner of True Marketing, a Brazilian based marketing consulting firm from 2008 to 2011. Prior to this, he was head of the Brahma Beer business unit at AmBev from 2003 through 2007. Mr. Macedo received an MBA from Insead in 2003 and BS from NYU Stern School of Business in 1998.
Mr. Macedo brings significant experience with the strategic, financial and operational issues of restaurant companies in connection with his employment as an executive officer of Burger King Worldwide, Inc. and BKC.

Information Regarding Executive Officers

Name	Age	Position
Daniel T. Accordino	63	Chief Executive Officer and President
Paul R. Flanders	57	Vice President, Chief Financial Officer and Treasurer
William E. Myers	58	Vice President, General Counsel and Secretary
Timothy J. LaLonde	57	Vice President, Controller
Gerald J. DiGenova	57	Vice President, Human Resources
Richard G. Cross	51	Vice President, Real Estate
For biographical information regarding Daniel T. Accordino, please see page 5 of this Proxy Statement.
Paul R. Flanders has been Vice President, Chief Financial Officer and Treasurer since April 1997. From May 7, 2012 until July 16, 2012, Mr. Flanders also served as the Interim Chief Financial Officer of Fiesta Restaurant Group. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retail chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.
William E. Myers has been General Counsel and Secretary since May 7, 2012. He was appointed Vice President in July 2001. Mr. Myers served as Associate General Counsel from March 2001 through May 7, 2012. Before joining us, Mr. Myers was engaged in private practice beginning in 1982.
Timothy J. LaLonde has been Vice President, Controller since July 1997. Before joining us, he was a controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997. Prior to that, he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP, where he was employed since 1978.
Gerald J. DiGenova has been Vice President, Human Resources since July 2001. Mr. DiGenova was Director of Human Resources from January 1996 until June 2001. Mr. DiGenova served as Director of Safety and Risk Management from 1992 until December 1995 and Personnel Manager from January 1985 until January 1992. Mr. DiGenova has been an employee of ours since 1973, when he began as an hourly restaurant team member.
Richard G. Cross has been Vice President, Real Estate since July 2001.  Mr. Cross was Director of Real Estate from 1994 until July 2001. Mr. Cross served as a Real Estate Manager from 1993 until 1994 and as a Real Estate Representative from 1987 until 1993. Mr. Cross joined us in May 1984 and held various positions in the Purchasing Department until 1987.

Information Regarding the Board of Directors and Committees
Family Relationships
There are no family relationships between any of our executive officers or directors.
Independence of Directors
During the fiscal year ended December 29, 2013, our board of directors met or acted by unanimous consent on five occasions. During the fiscal year ended December 29, 2013, each of the directors attended at least 75% of the aggregate number of meetings of the board of directors and of any committees of the board of directors on which they served. We do not have a policy on attendance by directors at our annual meeting of stockholders. Two directors serving at such time attended our 2013 annual meeting of stockholders.
As required by the listing standards of NASDAQ, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent.”
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the board of directors has affirmatively determined that a majority of our board of directors is comprised of independent directors. Our independent directors pursuant to NASDAQ are Messrs. Handel, Wilhite, Harris and Garcia.
Committees of the Board
The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or advisable.
Audit Committee
Our Audit Committee consists of Messrs. Wilhite, Harris and Handel, with Mr. Harris serving as the Chairman of the Audit Committee. All three members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Harris serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended, which we refer to as the “Securities Act” , and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•
establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.
The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. During the fiscal year ended December 29, 2013, the Audit Committee met or acted by unanimous consent on five occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.carrols.com.

Audit Committee Report
The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on their audit. The independent registered public accounting firm also performs an annual audit of the Company’s system of internal control over financial reporting and expresses an opinion on these internal controls based on their audit. The Audit Committee oversees on behalf of the board (i) the accounting, financial reporting and internal control processes of the Company and (ii) the audits of the financial statements and internal controls of the Company. The Audit Committee operates under a written charter adopted by the board.
The Company has an Internal Audit Department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussions of audit project results, as well as quarterly assessments of internal controls.
The Audit Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 29, 2013 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed the financial statements with both management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114, as amended “Communication with Audit Committees” and Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” The Audit Committee also discussed with Deloitte the firm’s independence from the Company and management, including the independent auditors’ written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the PCAOB.
The Audit Committee also discussed with Deloitte the overall scope and plans for the audit. The Audit Committee met with Deloitte both with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Management has completed its annual documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee met periodically, both independently and with management, to review and discuss the Company’s progress in complying with Section 404, including PCAOB Auditing Standard No. 5 regarding the audit of the system of internal control over financial reporting. The Audit Committee also met periodically with Deloitte to discuss our internal controls and the status of the Company’s Section 404 compliance efforts. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.
Based on the foregoing, we have recommended to the board of directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 29, 2013, for filing with the Securities and Exchange Commission.

Audit Committee
David S. Harris, Chairman
Clayton E. Wilhite
Joel M. Handel

Compensation Committee
Our Compensation Committee consists of Messrs. Garcia, Harris and Wilhite, with Mr. Garcia serving as the Chairman of the Compensation Committee. All three members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for our outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.
The processes and procedures that the Compensation Committee uses to determine executive officer compensation and outside directors’ compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 29, 2013, the Compensation Committee met or acted by unanimous consent on four occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.carrols.com.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Messrs. Handel and Wilhite, with Mr. Handel serving as the Chairman of the Corporate Governance and Nominating Committee. All of the members of our Corporate Governance and Nominating Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•
establishes criteria for board and committee membership and recommends to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our board of directors regarding corporate governance matters and practices.
The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 29, 2013, the Corporate Governance and Nominating Committee met or acted by unanimous written consent on two occasions. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at www.carrols.com.

Nominations For The Board Of Directors
The Corporate Governance and Nominating Committee of the board of directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform board and board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.
In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business; and

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules.
The Corporate Governance and Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance and Nominating Committee takes into account the importance of diversified board membership in terms of the individuals involved and their various experiences and areas of expertise.
The Corporate Governance and Nominating Committee shall make every effort to ensure that the board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the board, the Corporate Governance and Nominating Committee will consider and review such existing director’s board and committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the board.
The Corporate Governance and Nominating Committee has in the past relied upon third-party search firms to identify director candidates, and may employ such firms in the future if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The board retains complete independence in making nominations for election to the board.
The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, as amended, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to William E. Myers, Vice President, General Counsel and Secretary, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Joel M. Handel, the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.
Finance Committee
Our Finance Committee consists of Messrs. Handel and Harris. Paul Flanders, our Vice President, Chief Financial Officer and Treasurer, serves as a non-board advisor of the Finance Committee. Our Finance Committee, among other things:

•
reviews and provides guidance to our board of directors and management about policies relating to the Company’s working capital; stockholder dividends and distributions; share repurchases; significant investments; capital and debt issuances; material financial strategies and strategic investments; and other transactions or financial issues that management desires to have reviewed by the Finance Committee; and

•	obtains or performs an annual evaluation of the Committee’s performance and makes applicable recommendations to the board of directors.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Our board of directors believes that our current model of separate individuals serving as Chairman of the board of directors and as Chief Executive Officer is the appropriate leadership structure for us at this time. The board of directors believes that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. The board of directors has determined that having an independent director serve as Chairman of the board of directors is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of Carrols Restaurant Group, active participation of the independent directors in setting agendas and establishing the board of directors’ priorities and procedures, including our corporate governance. Further, this structure permits the Chief Executive Officer to focus on the management of our day-to-day operations and the execution of our strategy, while at the same time participating in the establishment of such strategy in his capacity as an employee director.
Risk Oversight
Our board of directors believes that oversight of risk management is the responsibility of the full board, with support from its committees and senior management. The board of directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risks. We believe that the current leadership structure enhances the board of directors’ ability to fulfill this oversight responsibility, as the Chairman with the support and input of the Chief Executive Officer is able to focus the board’s attention on the key risks facing us.
Some risks, particularly those relating to potential operating liabilities, the protection against physical loss or damage to our facilities, and the possibility of business interruption resulting from a large loss event, are contained and managed by legal contracts of insurance. Our insurance contracts are reviewed, managed and procured by our Risk Management and Legal departments along with our Chief Financial Officer to optimize their completeness and efficacy, and our Vice President of Human Resources (who is responsible for Risk Management) advises the board on matters relating to insurance as appropriate. Periodic presentations are made to the board to identify and discuss risks and the mitigation of risk and the board members, particularly the Audit Committee, assesses and oversees business risks as a component of their review of the business and financial activities of the Company.
Code of Ethics
We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our codes of ethics available free of charge on the investor relations section of our website at www.carrols.com. We will disclose on our website amendments to or waivers from our codes of ethics in accordance with all applicable laws and regulations.
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our common stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 29, 2013.
Stockholder Communications With The Board Of Directors
Any stockholder or other interested party who desires to communicate with our Chairman of the board of directors or any of the other members of the board of directors may do so by writing to: Board of Directors, c/o Clayton E. Wilhite, Chairman of the Board of Directors, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203. Communications may be addressed to the Chairman of the Board, an individual director, a board committee, the non-management directors or the full board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table provides information regarding beneficial ownership of our common stock as of April 17, 2014 and to reflect the conversion of Series A Preferred Stock into shares of our common stock after giving effect to the issuance limitation as of April 17, 2014, by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our common stock;

•	each of our directors, nominees for director and Named Executive Officers (as defined in “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and

•	all of our directors and executive officers as a group.
23,710,713 shares of our common stock were outstanding on April 17, 2014 (without giving effect to the conversion of Series A Preferred Stock).
Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.
The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on April 17, 2014 or became exercisable within 60 days following that date are considered outstanding, including those options to officers and directors authorized by board resolution, but not yet issued and (ii) shares of common stock issuable upon conversion of Series A Preferred Stock held by that person that were convertible on April 17, 2014 or convertible within 60 days following that date are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options or convert the Series A Preferred Stock. Except as otherwise indicated, the address for each beneficial owner is c/o Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Class Giving Effect to the Conversion of Series A Preferred Stock (1)
Burger King Corporation (2)	9,414,580	—	28.4%
Keeley Asset Management Corp. (3)	2,860,521	12.1%	8.6%
First Manhattan Co. (4)	2,165,521	9.1%	6.5%
Brigade Capital Management, LLC (5)	1,700,000	7.2%	5.1%
Highland Investment Fund (6)	1,551,312	6.5%	4.7%
Royce & Associates, LLC (7)	1,210,274	5.1%	3.7%
Daniel T. Accordino	981,590	4.1%	3.0%
Paul R. Flanders	201,110	*	*
Richard G. Cross	82,652	*	*
Timothy J. LaLonde	65,603	*	*
William E. Myers	43,413	*	*
Joel M. Handel	28,507	*	*
Clayton E. Wilhite	73,659	*	*
David S. Harris	31,417	*	*
Manuel A. Garcia III	15,899	*	*
Daniel Schwartz (8)(9)	9,414,580	—	28.4%
Alexandre Macedo (8)	—	—	—
All directors and executive officers as a group (9)	11,019,908	6.8%	33.3%
 _________

*	Less than 1.0%.

(1)
Percentages calculated based on the addition of 9,414,580 shares of common stock, which represents the shares of common stock issuable upon the conversion of shares of Series A Preferred Stock, to the outstanding common stock as of April 17, 2014.

(2)
Information was obtained from a Schedule 13D filed on June 8, 2012 with the SEC. BKC beneficially owns 9,414,580 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock. The shares held by BKC may be deemed to be beneficially owned by Burger

King Worldwide, Inc. as a result of its ownership of 100% of the outstanding common stock of BKC. The address for BKC and Burger King Worldwide, Inc. is 5505 Blue Lagoon Drive, Miami, Florida 33126.

(3)
Information was obtained from a Schedule 13G/A (Amendment No. 2) filed on February 7, 2014 with the SEC. The address for Keeley Asset Management Corp. is 111 West Jackson, Suite 810, Chicago, Illinois 60604.

(4)	Information was obtained from a Schedule 13G/A (Amendment No. 3) filed on February 13, 2014 with the SEC. The address for First Manhattan Co. is 399 Park Avenue, New York, New York 10022.

(5)	Information was obtained from a Schedule 13G filed on February 15, 2013 with the SEC. The address for Brigade Capital Management, LLC is 399 Park Avenue, 16th Floor, New York, New York 10022.

(6)
Information was obtained from a Schedule 13D/A (Amendment No.1) filed on March 7, 2014 with the SEC. The address for Highland Investment Fund is 227 Elgin Avenue, Grand Cayman, Cayman Islands, P.O. Box 852 GT.

(7)	Information was obtained from Schedule 13G filed on January 7, 2014 with the SEC. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(8)	The address of Mr. Schwartz and Mr. Macedo is 5505 Blue Lagoon Drive, Miami, Florida 33126.

(9)
Includes 9,414,580 shares held by BKC as reported in footnote (1) above. Mr. Schwartz is Chief Executive Officer of Burger King Worldwide, Inc. and BKC and therefore he may be deemed to share voting and investment power over the shares owned by BKC, and therefore to beneficially own such shares.

Equity Compensation Plans
The following table summarizes the equity compensation plans under which our common stock may be issued as of December 29, 2013. Our stockholders approved all plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	2,139,570
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	2,139,570

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transaction Procedures
The board of directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The board of directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the board of directors on all related party transactions considered.

The Spin-Off and Related Transactions
We and Fiesta Restaurant Group have operated separately, each as independent public companies, since the completion of the spin-off on May 7, 2012. At the time of the spin-off, we and Fiesta Restaurant Group entered into agreements which facilitated the spin-off, govern Fiesta Restaurant Group’s relationship with us after the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations. The following is a summary of some of the terms of the material agreements that were entered into among Fiesta Restaurant Group, Carrols and us prior to the spin-off.

Separation and Distribution Agreement
The separation and distribution agreement, which we refer to as the "separation agreement", dated as of April 24, 2012, among Fiesta Restaurant Group, Carrols and us provides a framework for the relationship between Fiesta Restaurant Group and us following the spin-off, requires cooperation between the parties to fulfill the terms of the spin-off and specifies the terms and conditions of the spin-off. The separation agreement provides that, except as otherwise provided in such agreement, Fiesta Restaurant Group will assume all of the liabilities and perform all of the obligations arising under or relating to the operation of the Pollo Tropical and Taco Cabana businesses whether incurred before or after the spin-off. The separation agreement also contains certain mutual releases of liability and cross indemnification provisions customary for this type of transaction.
Carrols is currently a guarantor under 35 Pollo Tropical and Taco Cabana restaurant property leases and the primary lessee on five Pollo Tropical restaurant property leases. The separation agreement provides that the parties will cooperate and use their commercially reasonable efforts to obtain the release of such guarantees. Unless and until any such guarantees are released, Fiesta Restaurant Group agrees to indemnify Carrols for any losses or liabilities or expenses that it may incur arising from or in connection with any such lease guarantees.
Carrols is currently a primary lessee of five Pollo Tropical restaurants which it subleases to a subsidiary of Fiesta Restaurant Group. The separation agreement provides that the parties will cooperate and use their commercially reasonable efforts to cause Fiesta Restaurant Group or a subsidiary of Fiesta Restaurant Group to enter into a new master lease or individual leases with the lessor with respect to the Pollo Tropical restaurants where Carrols is currently a lessee.
Fiesta Restaurant Group, on the one hand, and Carrols and us, on the other hand, have agreed to release each other and each other’s respective directors, officers, members, managing members, agents and employees from all liabilities existing or arising from any acts or events occurring or failing to occur on or before the distribution date. These releases are subject to certain exceptions, including claims arising under the separation agreement and the ancillary agreements; any specified liabilities; any liability assumed by a party pursuant to the separation agreement; and liability for claims of third parties for which indemnification or contribution is available under the separation agreement.
Each of Carrols and us, on the one hand, and Fiesta Restaurant Group, on the other hand, have agreed to indemnify the other party and the other party’s respective affiliates, successors and assigns, stockholders, directors, officers, members, managing members, agents and employees against liabilities arising out of or resulting from the failure of the indemnifying party to perform or discharge liabilities for which it is responsible under the separation agreement; the business of such party; any liability contemplated to be assumed or retained by such party; any breach or failure to perform by such party of its obligations under the separation agreement or ancillary agreements; or any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading of such party in SEC filed registration statements or information statements.

Tax Matters Agreement
The tax matters agreement, which we refer to as the "tax matters agreement", dated as of April 24, 2012, among Fiesta Restaurant Group, Carrols and us (1) governs the allocation of the tax assets and liabilities between Fiesta Restaurant Group and Carrols and us, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the spin-off and (3) addresses certain other tax related matters, including, without limitation, those relating to (a) the obligations of Fiesta Restaurant Group, Carrols and us with respect to the preparation or filing of tax returns for all periods, and (b) the control of any income tax audits and any indemnities with respect thereto. The tax matters agreement provides that if Fiesta Restaurant Group takes any actions after our distribution of Fiesta Restaurant Group’s shares in the spin-off that result in or cause the distribution to be taxable to itself or us, Fiesta Restaurant Group will be responsible under the tax matters agreement for any resulting taxes imposed on Fiesta Restaurant Group or on Carrols or us. Similarly, the tax matters agreement provides that if we take any such actions that result in or cause the distribution to be taxable to us or Fiesta Restaurant Group, we will be responsible for such taxes. Further, the tax matters agreement provides that Fiesta Restaurant Group and we will each be responsible for 50% of the losses and taxes of Carrols Restaurant Group and its affiliates and Fiesta Restaurant Group and its affiliates resulting from the spin-off not attributable to any such action of Fiesta Restaurant Group or us.

Employee Matters Agreement
The employee matters agreement, which we refer to as the "employee matters agreement", dated as of April 24, 2012, among Fiesta Restaurant Group, Carrols and us provides for the transition of employee benefits arrangements and allocates responsibility for certain employee benefits matters on and after the spin-off, including, without limitation, the treatment of our existing welfare benefit plans, savings and retirement plans, equity-based plan and deferred compensation plan, and Fiesta Restaurant Group’s establishment of new plans.
Treatment of Carrols Restaurant Group Stock Based Awards. Employees of Carrols Restaurant Group, Carrols and its subsidiaries have been eligible to participate in the our 2006 Stock Incentive Plan, as amended, which we refer to as the "Carrols plan". Under the Carrols plan, our compensation committee granted certain stock-based awards, including shares of restricted common stock of Carrols Restaurant Group and stock options to purchase our common stock to employees and other eligible participants. The outstanding stock-based awards held by employees and other eligible participants of Carrols, us and our subsidiaries in connection with the spin-off were treated as set forth below. Pursuant to the employee matters agreement we have continued to maintain the Carrols plan after the completion of the spin-off, and Fiesta Restaurant Group has established a separate stock incentive plan.
Stock Options. In connection with the spin-off and in accordance with the Carrols plan, all outstanding vested stock options under the Carrols plan were converted on March 5, 2012 into shares of our common stock using a conversion formula to preserve the intrinsic value of each option to the holder. As part of the spin-off, holders who received shares of our common stock upon the conversion of vested stock options under the Carrols plan received a distribution of one share of common stock of Fiesta Restaurant Group for one share of our common stock on the distribution date. On March 5, 2012, we issued 666,090 shares of our common stock upon the conversion of outstanding vested stock options under the Carrols plan, and therefore, an additional 666,090 shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.
In connection with the spin-off and in accordance with the Carrols plan, all outstanding unvested stock options under the Carrols plan were converted on March 5, 2012 into restricted shares of our common stock using a conversion formula to preserve the intrinsic value of each option to the holder. The time period of the restrictions on transferability of the restricted shares of our common stock issued upon the conversion of unvested stock options under the Carrols plan equal the remaining vesting period of such unvested stock options, and such restricted shares continue to be governed by the terms of the Carrols plan. As part of the spin-off, holders who received restricted shares of our common stock upon the conversion of unvested stock options under the Carrols plan received a distribution of one restricted share of common stock of Fiesta Restaurant Group for one restricted share of our common stock on the distribution date subject to the same terms and conditions applicable to the restricted shares of our common stock, including, but not limited to, the time period remaining on the restrictions on transfer and forfeiture provisions. Following the distribution date, (a) employees of Fiesta Restaurant Group and other eligible participants under the Carrols plan continue to hold restricted shares of our common stock subject to the terms of the Carrols plan and (b) our employees and other eligible participants under the Carrols plan continue to hold the restricted shares of Fiesta Restaurant Group common stock received on the distribution date subject to the terms of the Carrols plan. On March 5, 2012, we issued 288,435 restricted shares of our common stock upon the conversion of unvested stock options under the Carrols plan, and therefore, 288,435 restricted shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.
Restricted Stock. In connection with the spin-off and in accordance with the Carrols plan, on the distribution date persons who held shares of our restricted common stock issued under the Carrols plan received restricted shares of Fiesta Restaurant Group common stock subject to the same terms and conditions applicable to the restricted shares of our common stock, including, but not limited to, the time period remaining on the restrictions on transfer and forfeiture provisions. The restricted shares of Fiesta Restaurant Group common stock received on the distribution date continue to be governed by the terms of the Carrols plan. Each holder of restricted shares of our common stock received a distribution of one share of restricted common stock of Fiesta Restaurant Group for each one share of our restricted common stock held by such holder on the spin-off record date. Following the distribution date, (a) employees of Fiesta Restaurant Group and other eligible participants under the Carrols plan continue to hold restricted shares of our common stock subject to the terms of the Carrols plan and (b) our employees and other eligible participants under the Carrols plan continue to hold the restricted shares of Fiesta Restaurant Group common stock received on the distribution date subject to the terms of the Carrols plan. On the distribution date, 434,400 restricted shares of our common stock issued under the Carrols plan, which includes the 288,435 restricted shares of our common stock issued upon the conversion of unvested stock options under the Carrols plan, were outstanding, and therefore, 434,400 restricted shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.

Transition Services Agreement
Under the transition services agreement, which we refer to as the "transition services agreement", dated as of April 24, 2012, entered into by Fiesta Restaurant Group, Carrols, us and Carrols LLC (solely with respect to indemnification), we and Carrols agreed to provide certain support services (including accounting, tax accounting, treasury management, internal audit, financial reporting and analysis, human resources, and employee benefits management, information systems, restaurant systems support, legal, property management and insurance and risk management services) to Fiesta Restaurant Group, and Fiesta Restaurant Group agreed to provide certain limited management services (including certain legal services) to Carrols and us. In December 2013, Fiesta Restaurant Group terminated all of the services provided by us and Carrols under the transition services agreement.

The Acquisition
On May 30, 2012, we and Carrols LLC closed on the purchase from BKC of 278 acquired BKC restaurants located in Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia. The acquired BKC restaurants were purchased by us and Carrols LLC for (1) a 28.9% equity ownership interest in us by issuance by us to BKC of 100 shares of Series A Preferred Stock (discussed more fully below), (2) cash payments of approximately $2.9 million, which were paid at the closing of the 2012 acquisition, for cash on hand and inventory at the acquired BKC restaurants and (3) other cash payments of approximately $13.3 million, of which approximately $9.6 million was paid at closing of the 2012 acquisition and the balance to be paid over five years.
Series A Convertible Preferred Stock
Upon the closing of the 2012 acquisition, we issued to BKC 100 shares of Series A Preferred Stock pursuant to the certificate of designation which are convertible into an aggregate of 28.9% of the shares of our common stock outstanding, on a fully diluted basis, on May 30, 2012 after giving effect to the issuance of the Series A Preferred Stock (or 9,414,580 shares of our common stock in the aggregate, which we refer to as the "conversion shares"). The Series A Preferred Stock and the conversion shares are subject to a three-year restriction on transfer by BKC from the date of the issuance of the Series A Preferred Stock. So long as the number of shares of our common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitutes greater than 10% of the outstanding shares of our common stock (on an as-converted basis) and there is no prohibited transfer of the Series A Preferred Stock or the conversion shares during the holding period, BKC has certain approval rights with regards to, among other things: (a) our annual budget for each of the first two fiscal years following the issuance of the Series A Preferred Stock; (b) changes to the restaurant remodeling plan agreed to at the time of the closing of the acquisition; (c) modifying our organizational documents; (d) amending the size of our board of directors; (e) the authorization or consummation of any liquidation event, except as permitted pursuant to the operating agreement; (f) engaging in any business other than the acquisition and operation of Burger King restaurants, except following a bankruptcy filing, reorganization or insolvency proceeding by or against BKC or its parent company, Burger King Worldwide, Inc., which filing has not been dismissed within 60 days; (g) issuing, in any single transaction or series of related transactions, shares of our common stock in an amount exceeding 35% of the total number of shares of our common stock outstanding immediately prior to the time of such issuance; and (h) entering into certain affiliated transactions. The Series A Preferred Stock votes with our common stock on an as-converted basis and provides for the right of BKC to elect two members our board of directors as Class A members until the date on which the number of shares of our common stock into which the outstanding shares of the Series A Preferred Stock held by BKC are then convertible constitutes less than 14.5% of the total number of outstanding shares of our common stock, which we refer to as the "director step-down date". From the director step-down date to the date on which the number of shares of our common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitute less than 10% of the total number of outstanding shares of our common stock or the date on which there is a prohibited transfer of the Series A Preferred Stock or the conversion shares during the holding period, BKC will have the right to elect one member to our board of directors as a Class A member. The Series A Preferred Stock ranks senior to our common stock with respect to rights on liquidation, winding-up and dissolution of Carrols Restaurant Group up to its stated value of $0.01 per share and thereafter pro rata with our common stock on an as converted basis. The Series A Preferred Stock receives dividends pro rata with our common stock on an as converted basis. The Series A Preferred Stock does not pay interest, is perpetual and has no mandatory prepayment features.
Operating Agreement
Upon the closing of the 2012 acquisition, Carrols LLC and BKC also entered into an operating agreement, which we refer to as the "operating agreement," which has a term commencing on May 30, 2012 and ending (unless earlier terminated in accordance with the provisions thereof) on the earlier to occur of (i) 20 years from May 30, 2012 or (ii) the date that we operate 1,000 Burger King restaurants. Pursuant to the operating agreement, BKC assigned to us its right of first refusal on sales of restaurants by franchisees, which we refer to as the “ROFR”, under franchise agreements with its franchisees to purchase all of the assets of a Burger King restaurant or all or substantially all of the voting stock of the franchisee, whether direct or indirect, on the same terms proposed between such franchisee and a third party purchaser, in 20 states as follows: Connecticut (except Hartford county), Delaware, Indiana, Kentucky, Maine, Maryland, Massachusetts (except for Middlesex, Norfolk and Suffolk counties), Michigan, New Hampshire, New Jersey, New York (except for Bronx, Kings, Nassau, New York, Queens, Richmond, Suffolk and Westchester counties), North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, Washington DC, and West Virginia, which we refer to as the “DMAs.” The continued assignment of the ROFR is subject to suspension or termination in the event of non-compliance by us with respect to the agreed upon remodeling schedule of our existing restaurants and the acquired BKC restaurants as further described below.

In addition, pursuant to the operating agreement, BKC granted us franchise pre-approval, which we refer to as the “franchise pre-approval,” to build new restaurants or acquire restaurants from franchisees in the DMAs until the date that we operate 1,000 restaurants, which we refer to as “new restaurant growth.” We will pay BKC approximately $3.8 million for the ROFR and the franchise pre-approval rights in equal quarterly installments of $190,227 over a five year period, with the first payment made on May 30, 2012, the closing date of the acquisition.
The grant by BKC to us of franchise pre-approval to develop new restaurants in the DMAs is a non-exclusive right, subject to customary BKC franchise, site and construction approval. Beginning on January 1 of the calendar year following the third anniversary of the closing date of the 2012 acquisition, a minimum of 10% of new restaurant growth by us in each calendar year during the term of the operating agreement must come from new development of Burger King restaurants (including offsets). As part of franchise pre-approval, BKC will grant us pre-approval for acquisitions of restaurants from franchisees in the DMAs where we then have an existing restaurant.
Pursuant to the operating agreement, we agreed to remodel 455 existing restaurants and acquired BKC restaurants to BKC’s 20/20 restaurant image, including 57 restaurants in 2012, 154 restaurants in 2013, 154 restaurants in 2014 and 90 restaurants in 2015, which we refer to as the “remodel plan.” We completed a total of 201 restaurant remodels to BKC’s 20/20 restaurant image as of December 29, 2013. If we fail to be in compliance with the remodel plan, BKC’s sole remedy will be the suspension of the ROFR by written notice given by BKC to us on or before January 31 of the calendar year following the year in which we are not in compliance with the remodel plan. The suspension of the ROFR will begin in the calendar year following the calendar year of such non-compliance, and such suspension shall automatically terminate as soon as we are into compliance with the remodel plan. We will be deemed in compliance with the remodel plan in each calendar year so long as we complete at least 90% of the remodel plan for such calendar year. In any calendar year that we complete 90% but less than 100% of the remodel plan for that calendar year, we must complete the shortfall of remodels that were required plus 90% of the remodel plan for the next calendar year in order to remain in compliance with the remodel plan. In any calendar year that the ROFR has been suspended, we will be deemed to be back in compliance with the remodel plan and the ROFR will automatically be restored as soon as we complete 100% of the remodels that were required for the calendar year resulting in the suspension of the ROFR (assuming that all remodels completed in such subsequent year shall first apply to remedying the prior year’s shortfall).
Pursuant to the operating agreement, we entered into franchise agreements with BKC for the acquired BKC restaurants with terms of varying durations up to 20 years, depending upon the term of the underlying leases or subleases. Each franchise agreement provides for a royalty rate of 4.5% of sales, an advertising contribution payment of 4% of sales and a commitment to spend on local advertising during the term of no less than a 0.75% of sales in each of the DMAs, which we refer to as “investment spending” (provided that if any investment spending contract approved by 66.7% of the franchisees in a DMA calls for investment spending of less than 0.75% of sales, we will only be obligated to investment spending to such lesser amount.) Effective on the date of the closing of the 2012 acquisition, the franchise agreements for our restaurants were amended to add an investment spending commitment consistent with the terms set forth in the franchise agreements for the acquired BKC restaurants.
Pursuant to the operating agreement, we agreed to operate our restaurants at or above the U.S. Burger King system’s national average (measured on a quarterly basis) for the following operational metrics: (i) Speed of Service; (ii) Operational BKC Visits (OER or its current equivalent); (iii) Food Safety Scores; and (iv) Guest Trac (or the then current guest recovery program), which we refer to as the “operations metrics.” Subject to a six month grace period with respect to the acquired BKC restaurants, if more than 10% of our restaurants are rated below the national average for any of the individual operations metrics for more than two consecutive quarters, we and BKC will meet and develop a cure period for and a cure plan that details how we will address the operational issues and by what date we will bring our performance up to and exceed the national average. If at least 90% of our restaurants do not meet or exceed the national average for any of the operations metrics after the cure period, franchise pre-approval for franchisee to franchisee transfers of restaurants or rights with respect to new restaurant growth will be suspended until such time as at least 90% of our restaurants meet or exceed the national average for each of the operations metrics.
The operating agreement also provides that we and BKC will indemnify the other for all losses, damages and/or contractual liabilities to third parties arising out of or relating to any of the obligations, undertakings, promises and representations of BKC and us, as the case may be, under the operating agreement, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom.
Registration Rights Agreement
Upon the closing of the 2012 acquisition, we and BKC entered into a registration rights agreement, which we refer to as the “BKC registration rights agreement,” pursuant to which we agreed to file one shelf registration statement on Form S-3 covering the resale of at least 30% of the conversion shares as promptly as possible upon written request of BKC at any time after the 36-month anniversary of the closing of the 2012 acquisition. The BKC registration rights agreement also provides that BKC may make up to three demands to register for the resale of at least 33.3% of the conversion shares held by BKC under the Securities Act on the date of the closing of the 2012 acquisition upon the written request by BKC at any time following the 30-month anniversary of the closing of the 2012 acquisition. The BKC registration rights agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), BKC has the right as specified therein to register its conversion shares as part of that registration, provided, however, that such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain conversion shares owned by BKC from an underwritten registration (and subject to certain rights of certain persons, including members of our management that have piggyback registration rights). Except as otherwise provided in the BKC registration rights agreement, the BKC registration rights agreement requires us to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of our common stock, stock transfer taxes and the expenses of BKC’s legal counsel in connection with the sale of the conversion shares, provided that we will pay the reasonable fees and expenses of one counsel for BKC up to $50,000 in the aggregate for any registration thereunder, subject to the limitations set forth therein. We will also agree to indemnify BKC against certain liabilities, including liabilities under the Securities Act. We have also agreed, to the extent a shelf registration is effective, to file up to two prospectus supplements in connection with a block sale or non-marketed underwritten offering by BKC of Carrols Restaurant Group common stock held by BKC and pay one half of the accounting and printing fees related thereto to the extent such sale or offering is for a sales price of no less than 90% of the average closing price of our common stock for the five trading days ending immediately prior to such sale or offering and is not less than 300,000 shares of common stock.

Franchise Agreements and Leases
We operate all of our restaurants (including the acquired BKC restaurants) pursuant to franchise agreements entered into with BKC. In addition, we have entered into real property leases with BKC for a number of our restaurants (excluding the acquired BKC restaurants) and real property leases or subleases with respect to all of the acquired BKC restaurants.

Other
Pursuant to a registration agreement, which we refer to as the"registration agreement" dated March 27, 1997 and amended December 14, 2006, Daniel T. Accordino, CEO of Carrols Restaurant Group, and two former executive officers of Carrols Restaurant Group have the right, whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8) to register their shares subject to the registration agreement as part of that registration. Such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by such stockholders from the registration. The registration agreement requires us to pay for all costs and expenses, other than underwriting discounts and commissions for these stockholders, incurred in connection with the registration of their shares under the registration agreement. Under the registration agreement, we have agreed to indemnify these stockholders against certain liabilities, including liabilities under the Securities Act.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
Our Compensation Committee has responsibility for determining and approving the compensation programs for our Chief Executive Officer, which we refer to as the “CEO”, and our other executive officers named in the Summary Compensation Table, which we refer to as the “Named Executive Officers”. As described below, the principal elements of our compensation programs include base salary, annual bonus, long-term incentives including restricted stock and the ability to defer the receipt of current compensation. Our CEO recommends to the Compensation Committee the base salary, annual bonus and long-term incentive compensation for the other Named Executive Officers.
Objectives of Compensation Program
The primary objectives of our executive compensation programs are to enable us to attract and retain executives with the requisite qualifications and experience to achieve our business objectives. We accomplish this by utilizing compensation programs that encourage, recognize and reward individual performance and tie a portion of compensation to long-term company performance. Our programs were designed to permit flexibility in establishing compensation for each individual based upon job responsibilities, individual performance and our results. Our programs were also designed to provide incentives to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of our executive team with our stockholders.
While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the CEO, with the assistance of other members of management, provides recommendations with respect to compensation for the other executive officers.
The Compensation Committee believes that the CEO’s input is valuable in determining the compensation of other executive officers given his day to day role in Carrols Restaurant Group and his responsibility in establishing and implementing our strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers.
Elements of Our Compensation Programs
Our executive compensation program has consisted of short-term compensation (salary and annual incentive bonus) and long-term compensation (stock options or, beginning in the 2011 fiscal year, restricted stock) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe constitutes alignment with stockholders’ interests.
The Role of Stockholder Say-on-Pay Votes
Our board of directors, Compensation Committee, and management value the opinions of our stockholders. We provide our stockholders with the opportunity to cast an advisory vote to approve Named Executive Officer compensation every three years, or Say-on-Pay. Although the advisory Say-On-Pay vote is non-binding, our Compensation Committee has considered the outcome of the vote when making compensation decisions for Named Executive Officers. At our annual meeting of stockholders held in June 2011, approximately 90.55% of the stockholders who voted on the Say-on-Pay proposal voted in favor of the proposal. Our Compensation Committee believes that this evidenced our stockholders’ support for our approach to executive compensation. Our Compensation Committee will continue to consider the outcome of our Say-on-Pay votes when making future compensation decisions for our Named Executive Officers.
Short-Term Compensation
Base Salary. The Compensation Committee annually reviews and approves the base salaries of our executive officers based upon recommendations from our CEO. Increases are not preset and typically take into account the individual’s performance, responsibilities of the position, potential to contribute to our long term objectives, management skills, future potential and periodically from competitive data. Our executive compensation plan in place was designed to compensate our CEO and executive officers, including the Named Executive Officers, with modest annual increases in base salaries combined with the opportunity to earn up to approximately double the amount of base salary in annual cash incentive bonuses based on Carrols Restaurant Group and individual performance, in order to align the interests of our CEO and the other Named Executive Officers with those of our stockholders.
Factors considered in base salary planning included our performance, budgetary and cost containment issues, competitive market data (from time to time) and current salary levels, as appropriate. At the end of the year, the CEO evaluates each of the other Named Executive Officer’s performance and expected future contributions.

For the 2013 fiscal year, the base salary of our CEO and President, Daniel T. Accordino, was determined pursuant to an employment agreement with Mr. Accordino, us and Carrols LLC, which we refer to as the "employment agreement", which became effective on, January 1, 2012 or the “Effective Date”. Under such employment agreement, the base salary for Mr. Accordino was $544,000 for the 2012 fiscal year and Mr. Accordino’s base salary may be increased annually at the sole discretion of the Compensation Committee. In January 2013, Mr. Accordino received an increase of 2.9% in his base salary to $560,000. The terms of Mr. Accordino’s employment agreement and the increase in Mr. Accordino's base salary were approved by our Compensation Committee.
In January 2013, our other Named Executive Officers, Paul R. Flanders, Timothy J. LaLonde, William E. Myers and Richard G. Cross, each received an increase of 2.9%, 10.2%, 14.3% and 11.2% in their respective base salary over the levels established for the 2012 fiscal year, as recommended by our CEO and approved by our Compensation Committee.
Annual Incentive Bonus Payments. Annual cash bonuses have been an important component of our compensation program for our executive officers and an executive bonus plan, or "Executive Bonus Plan", has been approved by the Compensation Committee. Our current Executive Bonus Plan was established in 2012, is reviewed annually by the Compensation Committee and measures performance throughout our fiscal year. Under our Executive Bonus Plan, annual incentive bonus payments are typically paid in March based on performance for the prior fiscal year.
For the 2013 fiscal year, each of the Named Executive Officers was eligible to receive a maximum annual incentive bonus ranging from 60% to 100% of base salary, depending on their respective positions. For each Named Executive Officer, the potential bonus payments were tied, in part, to the level of EBITDA achieved for the 2013 fiscal year (as defined and measured under the Executive Bonus Plan) in relation to our budgeted EBITDA for the 2013 fiscal year, and provided for increasing payments to the extent that certain minimum thresholds were exceeded. Each executive was also eligible to receive a bonus based on his individual attainment of specified goals and objectives established for the year, subject to certain minimum thresholds for both EBITDA and each individual's overall attainment of his goals and objectives. For each individual, 50% of his maximum potential bonus payment was tied to the level of EBITDA and 50% was tied to his individual attainment of goals and objectives.
Under the Executive Bonus Plan, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment charges and stock compensation expense. The Executive Bonus Plan also provides that EBITDA will be adjusted to exclude extraordinary, unusual or non-recurring gains and losses not deemed to be in the ordinary course of business, at the Compensation Committee's reasonable discretion. The Executive Bonus Plan requires that a minimum of 85% of budgeted EBITDA must be attained before the payment of any bonus and also specifies that the portion of the bonus tied to EBITDA will be capped after the attainment of 105% of budgeted EBITDA. The EBITDA bonus is earned on a pro-rata basis at an established rate for each participant for each 1% increase in attainment of budgeted EBITDA above 85% to a maximum of 105%. For the portion of the bonus tied to goals and objectives, a minimum of 70% achievement of such goals and objectives is also required for the participant to be eligible for this portion of the bonus. Payments of the portion of the bonus tied to individual goals are determined based on the discretion of the Compensation Committee, with input from the CEO, based on evaluating achievement of each participant's goals and objectives. The determination of whether goals and objectives were met by each Named Executive Officer is not a formulaic, objective or quantifiable standard; rather, the individual performance considerations were just factors (among others) that were generally taken into account in the course of making subjective judgments in connection with the compensation decision.
The following table sets forth the maximum bonus and actual bonus earned for each of the Named Executive Officers under the Executive Bonus Plan for the 2013 fiscal year:

Name	Maximum EBITDA Bonus % (1)	Maximum Objectives Bonus % (1)	Total Maximum Bonus % (1)	EBITDA Bonus Rate per 1% Attainment (1) (2)	Earned EBITDA Bonus % (1)(3)	Earned Objectives Bonus % (1)	Total Earned 2013 Bonus
Daniel T. Accordino	50%	50%	100%	2.5%	26.7%	47.5%	$415,469
Paul R. Flanders	45%	45%	90%	2.25%	24.0%	44.1%	217,313
Timothy J. LaLonde	30%	30%	60%	1.5%	16.0%	30.0%	99,391
William E. Myers	30%	30%	60%	1.5%	16.0%	27.6%	86,803
Richard G. Cross	30%	30%	60%	1.5%	16.0%	28.5%	87,230

(1)	Bonus percentages stated as a percentage of individuals' base salary.

(2)	Rate, as a percentage of individual's salary, at which EBITDA bonus is earned for each 1% increase in attainment of EBITDA over minimum of 85% of budgeted EBITDA.

(3)	Based on actual attainment percentage of 95.7% to budgeted EBITDA (as adjusted).
For the 2013 fiscal year we generated total EBITDA (as defined and adjusted under the Executive Bonus Plan) of $34.3 million representing an attainment percentage of 95.7% of total budgeted EBITDA which was $35.8 million for the 2013 fiscal year. The following is a reconciliation of our net income (loss) as set forth in our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 to EBITDA (as adjusted) utilized in the calculation of the 2013 bonus under the Executive Bonus Plan:

Net loss	$(13,519)
Benefit from income taxes	(10,397)
Interest expense	18,841
Depreciation and amortization	33,594
EBITDA	28,519
Adjustments:
Impairment expense	4,462
Stock compensation expense	1,205
Legal fees related to EEOC litigation	85
Other expense	17
EBITDA, as adjusted	34,288
Budgeted EBITDA	35,836
Attainment %	95.7%
Long-Term Compensation
The long-term incentive compensation utilized by us for our senior management has been an equity based compensation plan designed to create alignment of senior management’s interests with those of our long term stockholders. Based upon the recommendation of our Compensation Committee and the approval of our board of directors, beginning in fiscal year 2011 we replaced the use of stock option grants which we previously granted to our CEO and executive officers, including the Named Executive Officers, with restricted stock grants in connection with the long-term incentive component of our overall compensation plan. Our Compensation Committee and our board of directors agreed that the use of restricted stock grants would be a more efficient and effective mechanism to create alignment of senior management’s interests with those of our long term stockholders. As a result, in January 2011 we awarded restricted stock grants to our executive officers, including the Named Executive Officers, taking into account job responsibilities, individual performance and the number of shares of our common stock available for grant and issuance under the Carrols plan. Restricted stock grants utilized in the Carrols plan have a time-based vesting schedule with a certain percentage of shares vesting over a period of time established by the Compensation Committee under the Carrols plan. During the 2011 fiscal year, our Compensation Committee established a policy with respect to the timing of granting restricted stock under the Carrols plan. This policy provides that restricted stock being granted to employees, including the Named Executive Officers, will be granted on either January 15 or July 15. Accordingly, the measurement of the value of any restricted stock grant would be based upon the price of our common stock at the close of business on those respective grant dates. The Compensation Committee would grant such restricted stock based upon recommendations from our CEO, who would provide such recommendations after evaluating the individual performance of our employees (including the Named Executive Officers, other than the CEO). Such performance evaluations coincide with our normal end of year annual review process for employees and senior management. The granting of stock options and restricted stock have been and are an important component of the total compensation package for the Named Executive Officers and is an important retention tool. Because the Compensation Committee’s policy has been to grant stock options or restricted stock on a fixed date, the Compensation Committee may have previously, or may in the future grant stock options or restricted stock at a time when it, as well as the CEO and senior management, may be aware of material non-public information that, once made public, could either have a positive or negative effective on the price of our common stock.
2006 Stock Incentive Plan. The Carrols plan provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the Carrols plan.
The Carrols plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our CEO. The Compensation Committee has the authority to (1) approve plan participants, (2) approve whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the Carrols plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.

On July 12, 2013 a restricted stock grant of 19,000 shares was made to one of our Regional Directors. Other than such award and outside director awards, no other restricted stock grants were made in 2013.

Other Benefits
We offer certain other benefits to the CEO and Named Executive Officers as described below. Such benefits are not taken into account in determining such individuals’ base salary, annual incentive bonus or equity based compensation.
Deferred Compensation Plan. We provide certain benefits under The Carrols Corporation and Subsidiaries Deferred Compensation Plan , which we refer to as the “Deferred Compensation Plan”, which is discussed under "—, Nonqualified Deferred Compensation."
Change of Control and Severance Benefits. For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, please see “—, Potential Payments Upon Termination or Change-of-Control.”
Other Post-Employment Benefits. The employment agreement for Mr. Accordino provides, for continued coverage under our welfare and benefits plans for Mr. Accordino and his eligible dependents after cessation of employment with us for the remainder of their respective lives.
Compensation for the Named Executive Officers
In December 2011, we entered into an employment agreement with Mr. Accordino. On September 6, 2013, we entered into a first amendment to the employment agreement. Mr. Accordino’s employment agreement is further described under "—, Summary Compensation Table."
None of the other Named Executive Officers have an employment agreement with us.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in both the Company's Annual Report on Form 10-K for the year ended December 29, 2013 and the Company's Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Stockholders.

Compensation Committee

Manuel A. Garcia III, Chairman
Clayton E. Wilhite
David S. Harris

Compensation Committee Interlocks and Insider Participation
The members of the our Compensation Committee for the fiscal year ended December 29, 2013 were Manuel A. Garcia III, Clayton E. Wilhite, and David S. Harris. Nicholas Daraviras resigned as a member of the Compensation Committee on November 15, 2013. None of the members of our Compensation Committee were, during such year, an officer of us or any of our subsidiaries or had any relationship with us other than serving as a director. In addition, no executive officer served as a director or a member of the compensation committee of any other entity, other than any subsidiary of ours, one of whose executive officers served as a director or on our Compensation Committee. None of the members of our Compensation Committee had any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE
The following table summarizes historical compensation awarded or paid to, or earned by, each of the Named Executive Officers for the fiscal years ended December 29, 2013, December 30, 2012 and January 1, 2012.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation ($)	Total ($)
Daniel T. Accordino	2013	$560,004	$415,469	$—	—	—	—	—	$975,473
President, Chief Executive	2012	$544,000	$368,281	$1,055,918	—	—	—	—	$1,968,199
Officer and Director	2011	$543,697	$146,526	$114,750	—	—	—	—	$804,973
Paul R. Flanders	2013	$319,008	$217,313	$—	—	—	—	—	$536,321
Vice President, Chief	2012	$310,008	$187,796	$616,370	—	—	—	—	$1,114,174
Financial Officer and Treasurer	2011	$275,004	$276,969	30,600	—	—	—	—	$582,573
Timothy J. LaLonde	2013	$216,000	$99,391	$—	—	—	676	—	$316,067
Vice President, Corporate Controller	2012	$196,008	$79,158	$203,090	—	—	—	—	$478,256
William E. Myers	2013	$200,004	$86,803	$—	—	—	—	—	$286,807
Vice President, General Counsel	2012	$153,613	$59,731	$202,767	—	—	—	—	$416,111
Richard G. Cross	2013	$195,000	$87,230	$—	—	—	—	—	$282,230
Vice President, Real Estate	2012	$175,423	$68,214	$203,720	—	—	—	—	$447,357
_____________________________

(1)
We provide bonus compensation to our executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified increases in stockholder value. See “Compensation Discussion and Analysis” above for a discussion of our Executive Bonus Plan. Amounts include cash bonuses paid in fiscal year 2014, 2013 and 2012 with respect to services rendered in fiscal year 2013, 2012 and 2011, respectively.

(2)
The amounts shown represent the aggregate grant date fair value of restricted stock and stock options granted and approved by the Compensation Committee in each of the fiscal years presented and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718.

For the fiscal year ended December 30, 2012, this amount also includes the incremental compensation cost resulting from the conversion of all of our outstanding vested stock options to shares of our common stock and all of our outstanding non-vested stock options to non-vested shares of our common stock on March 5, 2012 in connection with the spin-off. See "Certain Relationships and Related Transactions — The Spin-Off and Related Transactions — Employee Matters Agreement — Treatment of Carrols Restaurant Group Stock Based Awards." See Notes 1 and 13 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2013, for assumptions used in the calculation of this amount. There were no forfeitures in 2013, 2012 or 2011 by the Named Executive Officers. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. The actual value, if any, that a Named Executive Officer may realize for restricted shares is the stock price at the date of vesting, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model used in connection with the 2012 conversion of stock options. These grants are included and discussed further in the tables included below under “Outstanding Equity Awards at Fiscal Year-End”.
(3) These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At December 29, 2013, 120% of the federal long-term rate was 3.99% per annum and the interest rate paid to participants was 8% per annum.

Accordino Employment Agreement
On November 1, 2011, we and Mr. Accordino mutually agreed that Mr. Accordino would become our President and Chief Executive Officer effective on January 1, 2012. In December 2011, we and Carrols LLC entered into a new employment agreement with Mr. Accordino. Mr. Accordino’s employment agreement which commenced on the Effective Date and is subject to automatic renewals for successive one-year terms unless either Mr. Accordino, we or Carrols LLC elects not to renew Mr. Accordino’s employment agreement by giving written notice to the others at least 30 days before a scheduled expiration date. Mr. Accordino’s employment agreement provides that Mr. Accordino will receive an annual base salary of $544,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Pursuant to Mr. Accordino’s employment agreement, Mr. Accordino will participate in our Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by our Compensation Committee. Mr. Accordino’s employment agreement also provides that if Mr. Accordino’s employment is terminated without "cause" (as defined in Mr. Accordino’s employment agreement) or Mr. Accordino terminates his employment for "good reason" (as defined in Mr. Accordino’s employment agreement), in each case within twelve months following a "change of control" (as defined in Mr. Accordino’s employment agreement), Mr. Accordino will receive a cash lump sum payment equal to 2.99 times his average salary plus his average annual bonus (paid under our Executive Bonus Plan or deferred under our Deferred Compensation Plan) for the prior five years. Mr. Accordino’s employment agreement also provides that if Mr. Accordino’s employment is terminated by us or Carrols LLC without “cause”, as defined in Mr. Accordino’s employment agreement (other than following a change of control as described above), or Mr. Accordino terminates his employment for “good reason”, as defined in Mr. Accordino’s employment agreement (other than following a change of control as described above), Mr. Accordino will receive a lump sum cash payment in an amount equal to 2.00 times his average salary plus average annual bonus (paid under our Executive Bonus Plan or deferred under our Deferred Compensation Plan) for the prior five years. Mr. Accordino’s employment agreement includes non-competition and non-solicitation provisions effective during the term of Mr. Accordino’s employment agreement and for two years following its termination. Prior to December 2011, Mr. Accordino had an employment agreement with us that provided for substantially similar terms as the existing agreement. On September 6, 2013 we and Carrols LLC entered into an amendment to Mr. Accordino’s employment agreement to provide, among other things, that in the event that we or Carrols LLC elect not to renew the term of the employment agreement for any reason other than for "cause" (as defined in the employment agreement), we or Carrols LLC shall (1) pay to Mr. Accordino a lump sum cash payment equal to his annual base salary and vacation pay in effect on the last day of the term of the employment agreement; (2) pay to Mr. Accordino any amounts he is entitled to under the Deferred Compensation Plan; (3) pay to Mr. Accordino the annual bonus for the year in which the term of the employment agreement ended that is payable under the terms of the Executive Bonus Plan; and (4) continue certain health benefits and insurance policies.

GRANTS OF PLAN-BASED AWARDS
There were no grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 29, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information with respect to the value of all Carrols Restaurant Group equity awards that were outstanding at the December 29, 2013 fiscal year end for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel T. Accordino (1)	—	—	—	—	—	159,995	$1,065,567	—	—
Paul R. Flanders (1)	—	—	—	—	—	77,367	$515,264	—	—
Timothy J. LaLonde (1)	—	—	—	—	—	28,847	$192,121	—	—
William E. Myers (1)	—	—	—	—	—	28,347	$188,791	—	—
Richard G. Cross (1)	—	—	—	—	—	29,831	$198,674	—	—

_____________________________

(1)
On March 5, 2012, we converted all of our outstanding vested stock options to shares of our common stock and all of our outstanding non-vested stock options to non-vested restricted shares of our common stock. The non-vested restricted shares issued in connection with such conversion vest according to the same period and anniversary date as the original stock options, with a pro-rated portion of the shares vesting on the anniversary date of the original option award.

In July 2012, we granted restricted stock awards to each Named Executive Officer pursuant to the Carrols plan. All such restricted stock awards vest over periods of four years with one-fourth of such restricted shares vesting on the first anniversary of the grant date and annually on the anniversary of the grant date thereafter.

(2)	The market value of the restricted stock awards was determined based on the closing price of our common stock on the last trading day of the 2013 fiscal year, December 27, 2013, which was $6.66.

OPTIONS EXERCISED AND STOCK VESTED
The following table summarizes the options exercised and vesting of restricted stock awards for each of our Named Executive Officers during the fiscal year ended December 29, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Daniel T. Accordino	—	—	65,587	$412,889
Paul R. Flanders	—	—	27,923	$180,103
Timothy J. LaLonde	—	—	10,654	$68,718
William E. Myers	—	—	10,339	$65,888
Richard G. Cross	—	—	11,056	$71,311
_____________________________
(1) Based on the per-share market price of our common stock on the vesting date, multiplied by the number of shares vested.
NONQUALIFIED DEFERRED COMPENSATION
We have a Deferred Compensation Plan for employees not eligible to participate in the Carrols Corporation Retirement Savings Plan, which we refer to as the “Retirement Plan”, because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. We do not match any portion of the funds. All of the Named Executive Officers are eligible to participate in our Deferred Compensation Plan.
The following table describes contributions, earnings and balances at December 29, 2013 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Daniel T. Accordino	—	—	—	—	—
Paul R. Flanders	—	—	—	—	—
Timothy J. LaLonde	$30,000	—	$1,332	—	$31,332
Richard G. Cross	—	—	—	—	—
William E. Myers	—	—	—	—	—
(1) Earnings represent the interest earned on amounts deferred at 8.0% per annum.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL
Accordino Employment Agreement
On September 6, 2013, we and Carrols LLC entered into an amendment to Mr. Accordino's employment agreement to provide, among other things, that in the event that we or Carrols LLC elect not to renew the term of the employment agreement for any reason other than for "cause" (as defined in the employment agreement), we or Carrols LLC shall (1) pay to Mr. Accordino a lump sum cash payment equal to his annual base salary and vacation pay in effect on the last day of the term of the employment agreement; (2) pay to Mr. Accordino any amounts he is entitled to under the Deferred Compensation Plan; (3) pay to Mr. Accordino the annual bonus for the year in which the term of the employment agreement ended that is payable under the terms of the Executive Bonus Plan; and (4) continue certain health benefits and insurance policies.
Mr. Accordino’s employment agreement also provides that if Mr. Accordino’s employment is terminated without "cause" (as defined in his employment agreement) or Mr. Accordino terminates his employment for "good reason" (as defined in his employment agreement), (a) in each case within twelve months following a "change of control" (as defined his employment agreement), or (b) and a binding agreement with respect to a change of control transaction was entered into during the term of his employment and such change of control transaction occurs within 12 months after the date of his termination of employment, then in either case, Mr. Accordino will receive a cash lump sum payment equal to 2.99 multiplied by the average of the sum of his base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination.
The employment agreement also provides that if Mr. Accordino’s employment is terminated by us or Carrols without cause more than 12 months following a change of control or Mr. Accordino terminates his employment for good reason more than 12 months following a change of control, Mr. Accordino will receive a cash lump sum payment in an amount equal to 2.00 multiplied by the average of the sum of his base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. The employment agreement includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following the termination of the employment agreement.
Change of Control/Severance Agreement
On June 3, 2013, we, Carrols and Carrols LLC entered into a change of control and severance agreement, which we refer to as the "change of control and severance agreement," with each of Messrs. Flanders, Myers, LaLonde, Cross and one other executive officer. Each change of control and severance agreement provides that if within one year following a "change of control" (as defined in the change of control and severance agreement), such employee's employment is terminated by us, Carrols or Carrols LLC without "cause" (as defined in the change of control and severance agreement) or by such employee for "good reason" (as defined in the change of control and severance agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee's monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each change of control and severance agreement also provides that if at any time other than within one year following a change of control, such employee's employment is terminated by us, Carrols or Carrols LLC without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year's salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under our Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each change of control and severance agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we, Carrols or Carrols LLC may have against the employee.
The following table summarizes estimated benefits that would have been payable to Mr. Accordino if (1) the term of his employment agreement had not been renewed by us or Carrols LLC without cause; (2) his employment had been terminated on December 29, 2013 by us without cause or by him for good reason within 12 months of a change of control of us or such change of control is a result of (a) a binding agreement with respect to a change of control transaction was entered into during the term of his employment and (b) such change of control transaction occurs within 12 months after the date of termination of his employment; (3) his employment had been terminated on December 29, 2013 by us without cause or by him for good reason; (4) his employment had been terminated by us for cause or by him without good reason on December 29, 2013; (5) his employment had been terminated on December 29, 2013 by us due to disability; and (6) his employment had been terminated on December 29, 2013 due to death.

	Non-renewal of Employment Agreement Without Cause ($)	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason More than 12 Months following a Change in Control (2)($)		Terminated For Cause or by Employee Without Good Reason ($)	Disability ($)		Death ($)
Severance	$560,004	$2,479,313	(1)	$1,658,403	(2)	$—	$1,680,012	(3)	$—
Bonus (4)	415,469	415,469		415,469		—	415,469		—
Accrued Vacation (5)	43,077	43,077		43,077		43,077	—		—
Welfare Benefits (6)	318,770	318,770		318,770		—	318,770		173,112
Deferred Compensation Plan	—	—		—		—	—		—
Equity (7)	—	1,065,567		1,065,567		—	—		1,065,567
Total	$1,337,320	$4,322,196		$3,501,286		$43,077	$2,414,251		$1,238,679
 _____________________________

(1)
Reflects a lump sum cash payment in an amount equal to 2.99 multiplied by the average of the sum of the base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination, which we refer to as the “Five-Year Compensation Average”.

(2)	Reflects a lump sum cash payment in an amount equal to 2.00 multiplied by Mr. Accordino's Five Year Compensation Average.

(3)	Such amounts based on the base salary in effect at December 29, 2013 of $560,004 for Mr. Accordino, for a period of three years.

(4)
Reflects a lump sum cash payment in an amount equal to the pro rata portion of Mr. Accordino’s annual bonus under our Executive Bonus Plan for the year in which his employment is terminated. Amount represents the bonus earned by Mr. Accordino for the fiscal year ended December 29, 2013.

(5)	Amount represents four weeks of accrued but unpaid vacation as of December 29, 2013 based on the annual salary of $560,004 in effect at December 29, 2013 for Mr. Accordino.

(6)
Mr. Accordino's employment agreement requires continued coverage under our welfare and benefits plans for him and his eligible dependents for the remainder of their respective lives. The amount included in this table was actuarially determined based on the present value of future health care premiums paid for by us discounted at a rate of 4.48%.

(7)
The amount represents vesting of the outstanding shares of restricted stock held at December 29, 2013 based upon the closing price of our common stock on the last trading day of the 2013 fiscal year, December 27, 2013, which was $6.66.

The following table summarizes estimated benefits that would have been payable to each Named Executive Officer identified in the table if the employment of such Named Executive Officer had been terminated on December 29, 2013 by us without cause or by the Named Executive Officer for good reason within one year after a change of control; or if the employment of such Named Executive Officer had been terminated on December 29, 2013 by us without cause or by the Named Executive Officer for good reason prior to a change of control or more than one year after a change of control.

	Paul R. Flanders				Timothy J. LaLonde				William E. Myers				Richard G. Cross
	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)
Severance	$493,466	(1)	$328,993	(3)	$324,000	(1)	$222,761	(3)	$300,006	(1)	$206,264	(3)	$292,500	(1)	$201,104	(3)
Bonus	217,313	(2)	217,313	(4)	99,391	(2)	99,391	(4)	86,803	(2)	86,803	(4)	87,230	(2)	87,230	(4)
Welfare Benefits (5)	21,800		21,800		31,116		31,116		31,153		31,153		11,682		11,682
Equity (6)	515,264		515,264		192,121		192,121		188,791		188,791		198,674		198,674
Total	$1,247,843		$1,083,370		$646,628		$545,389		$606,753		$513,011		$590,086		$498,690

1)
Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 29, 2013 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 29, 2013 of 3.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.

(2)
Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 29, 2013. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.

(3)
Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 29, 2013 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 29, 2013 of 3.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.

(4)
Reflects an amount equal to the pro-rata portion of the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which the Named Executive Officer would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 29, 2013.

(5)
Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 29, 2013 without discounting.

(6)
All unvested shares of stock held by the Named Executive Officer will automatically vest. Unlike other payments in this table, the shares vest in accordance with the Carrols plan even if the Named Executive Officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the unvested shares held by each Named Executive Officer at December 29, 2013 and the closing price of our common stock on the last trading day of the 2013 fiscal year, December 27, 2013, which was $6.66.

DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our board of directors. The members of the board of directors, except for any member who is an executive officer or employee, each receives a fee for serving on our board of directors or board committees. Non-employee directors receive compensation for board service as follows:

•	Annual retainer of $30,000 year for serving as a director with the exception of the chairman of the board of directors who receives an annual retainer of $45,000.

•
Attendance fees of an additional $2,000 for each board of directors meeting attended in person and $500 for each board of directors meeting attended telephonically or by videoconference. The chairman of the Audit Committee receives an additional fee of $10,000 per year and each other member of the Audit Committee receives an additional fee of $2,500 per year. The chairman of the Compensation Committee receives an additional fee of $5,000 per year and each other member of the Compensation Committee receives an additional fee of $2,500 per year. The chairman of the Corporate Governance and Nominating Committee receives an additional fee of $2,500 per year and each other member of the Corporate Governance and Nominating Committee receives an additional fee of $1,500 per year. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the board of directors.

•
Pursuant to the Carrols plan, on the date of each annual meeting, members of our board of directors, (except for any member who is an executive officer or employee and except for our two Class A directors) will receive a restricted stock award with an aggregate "fair market value" (as such term is defined in the Carrols plan) of $25,000 on the date of grant. Pursuant to the Carrols plan, upon becoming a director, any future director (except for any future Class A directors) will receive a restricted common stock award with an aggregate fair market value of $100,000 which will vest in equal installments over five years.

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 29, 2013. Compensation information for Daniel T. Accordino, our Chief Executive Officer, is s set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Award ($) (2) (5)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Clayton E. Wilhite	$59,500	$25,005	$—	$—	$—	$—	$84,505
Joel M. Handel	43,000	25,005	—	—	—	—	68,005
Nicholas Daraviras (3)	43,000	—	—	—	—	—	43,000
David S. Harris	50,500	25,005	—	—	—	—	75,505
Daniel Schwartz	38,000	—	—	—	—	—	38,000
Steven Wiborg (4)	28,500	—	—	—	—	—	28,500
Manuel A. Garcia III (5)	4,507	100,005	—	—	—	—	104,512
Alexandre Macedo (6)	9,500	—	—	—	—	—	9,500

 ________________

(1)	The amounts listed in this column include the payment of annual retainers, additional fees for committee service, and attendance fees.

(2)
On June 11, 2013, Messrs. Wilhite, Handel and Harris were each granted 4,289 restricted shares of common stock valued at $5.83 per share under the Carrols plan. On November 15, 2013, Mr. Garcia was granted 15,899 restricted shares of common stock valued at $6.29 per share under the Carrols plan. The restricted shares of common stock vest and becomes non-forfeitable and one-fifth on the each anniversary of the award date, provided that, the participant has continuously remained a director of Carrols Restaurant Group. There were no forfeitures in 2013 by these persons. The amounts shown in this column represent the aggregate fair value of restricted common stock granted and approved by the Compensation Committee and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. See Notes 1 and 13 of the consolidated financial statements for the year ended December 29, 2013 included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013.

(3)	On December 18, 2013, Mr. Daraviras resigned as a director of Carrols Restaurant Group effective on December 31, 2013.

(4)	Effective October 25, 2013, Mr. Wiborg ceased being a Class A member of our board of directors.

(5)	On November 1, 2013, Mr. Garcia was appointed a director of Carrols Restaurant Group effective on November 15, 2013.

(6)	Effective October 25, 2013, Mr. Macedo was appointed as a Class A member of our board of directors.

The following table represents the number of unvested restricted stock awards held by each of our non-employee directors as of December 29, 2013:

Name	Outstanding Stock Awards
Clayton E. Wilhite	8,567
Joel M. Handel	8,567
Nicholas Daraviras	—
David S. Harris	25,991
Daniel Schwartz	—
Manuel A. Garcia III	15,899
Alexandre Macedo	—

PROPOSAL 2—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFIDERS AS DESCRIBED IN THIS PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION"

At the Company’s 2011 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers and indicated their preference that we should seek future advisory (non-binding) votes every three years on such executive compensation. Based on the recommendation of the Board of Directors in the Company’s 2011 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Company has determined to hold an advisory vote on executive compensation every three years.

We are asking our stockholders to approve, on an advisory (non-binding) basis, the compensation of our Named Executive
Officers as described in this Proxy Statement under “Executive Compensation” in accordance with the rules of the SEC.
The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of encouraging and rewarding executives to contribute to the achievement of the Company's business objectives and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company's success. The programs are intended to align the interests of our Named Executive Officers with those of our stockholders to provide a balanced mix of short-term and long-term compensation elements, and reward the achievement of performance measures that are directly related to the Company's financial goals.
The Compensation Committee believes that the amounts of 2013 actual total compensation for the Named Executive Officers are consistent with these objectives. The compensation of the Named Executive Officers is described in the Compensation Discussion and Analysis, the related compensation tables, notes and narrative in this Proxy Statement. The Compensation Discussion and Analysis section and the accompanying tables and narrative provide a comprehensive review of the Company's executive compensation program and its elements, objectives and rationale. Stockholders are urged to read this disclosure before voting on this proposal.
We are asking our stockholders to indicate their support for our Named Executive Officers' compensation as described in this Proxy Statement under "Executive Compensation." Accordingly, we will ask our stockholders to vote "FOR" the following non-binding resolution at the Meeting. For the reasons stated above, the Board is requesting approval of the following non-binding resolution:

RESOLVED, that the stockholders of the Carrols Restaurant Group, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2014 Annual Meeting of Stockholders.
The advisory resolution will be considered approved if it receives an affirmative vote of the majority of the shares present at the Meeting and entitled to vote on the subject matter. The stockholder vote on this proposal will be non-binding on the Company and the Board. However, the Board and the Compensation Committee value the opinions that the stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate. Unless the Board modifies its determination on the frequency of future advisory (non-binding) votes, the next advisory vote will be held at our 2017 annual meeting of stockholders and the next advisory (non-binding) vote on the frequency of the advisory (non-binding) stockholder vote on the compensation of the Named Executive Officers will be held at our 2017 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under "Executive Compensation". Proxies received in response to the solicitation will be voted FOR the approval of the non-binding resolution on the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under "Executive Compensation" unless otherwise specified in the proxy.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 28, 2014. Although stockholder ratification of the board’s action in this respect is not required, the board’s considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 28, 2014.
A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.
The majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2014.
The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2014. Proxies received in response to this solicitation will be voted FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2014 unless otherwise specified in the proxy.
Fees for Professional Services
The following table sets forth the aggregate fees billed to us for the fiscal years ended December 29, 2013 and December 30, 2012 by our independent registered public accounting firm, Deloitte & Touche LLP:

	Year Ended
	December 29, 2013	December 30, 2012
	(Amounts in thousands)
Audit Fees (1)	$813	$771
Audit-Related Fees (2)	—	188
Total Audit and Audit Related Fees	813	959
Tax Fees (3)	68	191
All Other Fees	—	—
Total	$881	$1,150

 ________________

(1)
Audit fees represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual consolidated financial statements, review of interim quarterly financial statements included in our quarterly reports on Form 10-Q, and for the effectiveness of our internal controls over financial reporting.

(2)
Audit related fees shown include fees for assurance and related services that are traditionally performed by independent auditors. This includes due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards.

(3)	The aggregate tax fees billed for professional services rendered for tax consulting and compliance.
Policy on Audit Committee Pre-Approval of Services Provided by Deloitte & Touche LLP
The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Audit Committee; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Incorporation By Reference
A copy of the our Annual Report on Form 10-K and all of the exhibits attached for the fiscal year ended December 29, 2013, as filed with the SEC and amended, may be obtained from www.proxyvote.com or the SEC’s website at www.sec.gov. In addition, upon written request, we will send a complete copy of the Annual Report on Form 10-K as instructed on the Notice or below under “Other Matters.”

Other Matters
Stockholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Stockholders in 2015 must be received by us no later than January 3, 2015. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2015 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company on or prior to March 19, 2015 and certain other conditions of the applicable rules of the SEC are satisfied. Under our amended and restated bylaws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Stockholders to be held in 2015, including nominations for election as directors of persons other than nominees of the board of directors, must be received not more than the 120 days prior to the 2015 Annual Meeting and no later than the later of (i) the close of business on the 90th day prior to the 2015 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Stockholders is first made by us. Such proposals must comply with the procedures outlined in our amended and restated bylaws, which may be found on our website www.carrols.com or a copy of which is available upon request from the Secretary of the Company, 968 James Street, Syracuse, New York 13203.
We will bear the cost of preparing, assembling and mailing the notice and, if requested, the form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation and all costs associated with the new SEC rule that allows us to deliver our proxy materials to stockholders via the Internet. In addition to solicitation of proxies by use of the Internet, telephone and mail, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.
We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the notice to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.
COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2013, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO WILLIAM E. MYERS, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CARROLS RESTAURANT GROUP, INC., 968 JAMES STREET, SYRACUSE, NEW YORK 13203, OR ORAL REQUEST TO MR. MYERS AT 315-424-0513.
Our board of directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY ELECTRONICALLY BY GOING TO THE WEBSITE WWW.PROXYVOTE.COM OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR NOTICE AND PROXY CARD. PLEASE HAVE YOUR NOTICE OR PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY MARK YOUR PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By order of the Board of Directors,

WILLIAM E. MYERS,
Vice President, General Counsel and Secretary

968 James Street
Syracuse, New York 13203
May 2, 2014

CARROLS RESTAURANT GROUP, INC.
ATTN: PAUL R. FLANDERS, VP/CFO
968 JAMES STREET
SYRACUSE, NY 13203

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74959-P52218

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARROLS RESTAURANT GROUP, INC.

The Board of Directors recommends you vote FOR items 1, 2 and 3.

	For All	Withhold All	For All Except
1. To elect as Class II Directors of Carrols Restaurant Group, Inc., the nominees below:	☐	☐	☐

To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of the nominee on the line below.

____

Nominees:

01) Clayton E. Wilhite
02) Joel M. Handel

4. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). **If no such direction is made, this proxy will be voted FOR items 1, 2 and 3.** If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

These items of business are more fully described in the Proxy Statement. Only stockholders of record on April 17, 2014, may vote at the meeting or any adjournment thereof. To vote by Internet, go to www.proxyvote.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CARROLS RESTAURANT GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 12, 2014

9:00 A.M. EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M74960-P52218

CARROLS RESTAURANT GROUP, INC.
PROXY FOR HOLDERS OF COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder hereby appoints Paul R. Flanders and William E. Myers, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARROLS RESTAURANT GROUP, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. EDT on Thursday, June 12, 2014, at the Crowne Plaza Hotel Syracuse, 701 East Genesee Street, Syracuse, NY 13210 and any adjournment or postponement thereof. Only stockholders of record on April 17, 2014, may vote at the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Continued and to be signed on reverse side